Exhibit 11.1
                                ORTHOLOGIC CORP.


                STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER
              WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

                    (In thousands, except per share amounts)

                                                          Three Months Ended
                                                               March 31,
                                                         ----------------------
                                                        1996              1995
                                                         --------      --------



Net income (loss)                                        $    935      $   (936)
                                                         ========      ========

Common shares outstanding at end of period                  9,841         7,479

Adjustment to reflect weighted average for
shares issued during the period                               (82)         (332)

Adjustment to reflect assumed exercise
of outstanding stock options                                  639             0
                                                         --------      --------

Weighted average number of common shares
outstanding                                                10,398         7,147
                                                         ========      ========

Net income (loss) per weighted average
number of common shares outstanding                      $    .09      $   (.13)
                                                         ========      ========